[SEAL OF UNITED STATES
 NUCLEAR REGULARTORY
     COMMISSION]

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C.  20565-0001


                                February 4, 2000


Mr.  A.  P.  Necci  -  Vice  President
Nuclear  Oversight  and  Regulatory  Affairs
c/o  Mr.  David  A.  Smith
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385-0128

SUBJECT:  ORDER  APPROVING  APPLICATION  REGARDING  PROPOSED  MERGER
          (ACQUISITION OF CMP GROUP, INC., BY ENERGY EAST CORPORATION) (TAC NO. MA6923)

Dear Mr. Necci:

The enclosed Order is in response to the application pursuant to Section 50.80 of Title 10 of the Code of Federal Regulations transmitted by Central Maine Power Company (Central Maine) through counsel by letter dated October 6,1999. The application requested approval of the indirect transfer of Operating License NPF-49 for the Millstone Nuclear Power Station, Unit 3, to the extent held by Central Maine, which would result from the proposed merger of CMP Group, Inc., Central Maine's parent company, and Energy East Corporation. Under the proposed merger, Energy East Corporation would become the direct or indirect parent of Central Maine. The enclosed Order gives consent to the proposed transfer, subject to the conditions described therein.

The Order has been forwarded to the Office of the Federal Register for publication.

                       Sincerely,


                       /S/  John  A.  Nakoski
                       ----------------------
                       John A. Nakoski, Senior Project Manager, Section 1 Project Directorate IV
                       Division  of  Licensing  Project  Management
                       Office  of  Nuclear  Reactor  Regulation

Docket  No.  50423

Enclosures:  1.  Order
             2.  Safety  Evaluation

cc  w/encls:  See  next  page

Millstone  Nuclear  Power  Station
Unit  3

cc:
Ms.  L.  M.  Cuoco
Senior  Nuclear  Counsel
Northeast  Utilities  Service  Company
P.O.  Box  270
Hartford,  CT  06141-0270

Edward  L.  Wilds,  Jr.,  Ph.D.
Director,  Division  of  Radiation
Department  of  Environmental  Protection
79  Elm  Street
Hartford,  CT  06106-5127

Regional  Administrator,  Region  I
U.S.  Nuclear  Regulatory  Commission
475  Allendale  Road
King  of  Prussia,  PA  19406

First  Selectmen
Town  of  Waterford
15  Rope  Ferry  Road
Waterford,  CT  06385

Mr.  M.  H.  Brothers
Vice  President  -  Nuclear  Operations
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Mr.  M.  R.  Scully,  Executive  Director
Connecticut  Municipal  Electric
  Energy  Cooperative
30  Stott  Avenue
Norwich,  CT  06360

Mr.  J.  T.  Carlin
Vice  President  -  Human  Services
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Mr.  F.  C.  Rothen
Vice  President  -  Nuclear  Operations
Northeast  Nuclear  Energy  Company
P.  0.  Box  128
Waterford,  CT  06385

Ernest  C.  Hadley,  Esquire
1040  B  Main  Street
P.O.  Box  549
West  Wareham,  MA  02576

Mr.  James  S.  Robinson,  Manager
Nuclear  Investments  and  Administration
New  England  Power  Company
25  Research  Drive
Westborough,  MA  01582

Deborah  Katz,  President
Citizens  Awareness  Network
P.O.  Box  83
Shelburne  Falls,  MA  03170

Mr.  Allan  Johanson,  Assistant  Director
Office  of  Policy  and  Management
Policy  Development  &  Planning  Division
460  Capitol  Avenue  -  MS#  52ERN
P.O.  Box  341441
Hartford,  CT  06134-1441

Ms.  Terry  Concannon
Co-Chair
Nuclear  Energy  Advisory  Council
415  Buckboard  Lane
Marlborro,  CT  06447

Millstone  Nuclear  Power  Station
Unit  3

cc:

Mr.  Evan  W.  Woollacott
Co-Chair
Nuclear  Energy  Advisory  Council
128  Terry's  Plain  Road
Simsbury,  CT  06070

Mr.  John  W.  Beck,  President
Little  Harbor  Consultants,  Inc.
Millstone  -  ITPOP  Project  Office
P.O.  Box  0630
Niantic,  CT  06357-0630

Mr.  L.  J.  Olivier
Senior  Vice  President  and
  Chief  Nuclear  Officer  -  Millstone
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Mr.  C.  J.  Schwarz
Station  Director
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Senior  Resident  Inspector
Millstone  Nuclear  Power  Station
c/o  U.S.  Nuclear  Regulatory  Commission
P.O.  Box  513
Niantic,  CT  06357

Nicholas  J.  Scobbo,  Jr.,  Esquire
Ferriter,  Scobbo,  Caruso,  &  Rodophele,  P.C.
75  State  Street,  7th  Floor
Boston,  MA  02108-1807

Mr.  G.  D.  Hicks
Director  -  Nuclear  Training  Services
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Citizens  Regulatory  Commission
ATTN:  Ms.  Geri  Winslow
P.O.  Box  199
Waterford,  CT  06385

Mr.  William  0.  Meinert
Nuclear  Engineer
Massachusetts  Municipal  Wholesale
  Electric  Company
P.O.  Box  426
Ludlow,  MA  01056

Mr.  B.  D.  Kenyon
President  and  Chief  Executive  Officer-
  NNECO
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Mr.  0.  B.  Amerine
Vice  President  -  Engineering  Services
Northeast  Nuclear  Energy  Company
P.O.  Box  128
Waterford,  CT  06385

Mr.  D.  A.  Smith
Manager  -  Regulatory  Affairs
Northeast  Nuclear  Energy  Company
P.  0.  Box  128
Waterford,  CT  06385

Ms.  Nancy  Burton
147  Cross  Highway
Redding  Ridge,  CT  00870

                            UNITED STATES OF AMERICA
                            ------------------------

                          NUCLEAR REGULATORY COMMISSION
                          -----------------------------

In  the  Matter  of                            )
                                               )
NORTHEAST  NUCLEAR  ENERGY                     )     Docket  No.  50-423
  COMPANY,  et  at,                            )
                                               )
(Millstone Nuclear Power Station, Unit 3)      )



              ORDER APPROVING APPLICATION REGARDING PROPOSED MERGER (ACQUISITION OF CMP GROUP, INC., BY ENERGY EAST CORPORATION)

                                       I.

     Northeast Nuclear Energy Company is authorized to act as agent for the joint owners of the Millstone Nuclear Power Station, Unit 3 (Millstone 3), and has exclusive responsibility and control over the physical construction, operation, and maintenance of the facility as reflected in Facility Operating License No. NPF-49. Central Maine Power Company (Central Maine), one of the joint owners, holds a 25-percent possessory interest in Millstone 3. The U.S. Nuclear Regulatory Commission (NRC) issued Facility Operating License No NPF-49 on January31, 1986, pursuant to Part 50 of Title 10 of the Code of Federal Regulations (10 CFR Part 50). The facility is located in New London County, on the southern coast of the State of Connecticut.

                                       II.

     By letter dated October 6, 1999, through counsel, Central Maine informed the NRC of a proposed merger involving the acquisition of Central Maine's parent, CMP Group, Inc. (CMP), by Energy East Corporation (Energy East), Central Maine requested that the NRC determine that the proposed merger and acquisition would not, in fact, constitute a transfer of Facility

Operating License NPF-49 for Millstone 3, to the extent held by Central Maine in regard to Central Maine's 2.5-percent ownership interest in Millstone 3. Central Maine also requested if the NRC does find that the proposed acquisition of CMP would constitute an indirect transfer of Facility Operating License NPF-49 to the extent it is held by Central Maine, that the NRC consent to the indirect transfer of Central Maine's license to Energy East. The NRC determined that an indirect transfer of the license, to the extent that it is held by Central Maine, would be involved and that approval pursuant to 10 CFR 50.80 would be required. The NRC informed Central Maine of this decision in a letter dated November 15, 1999.

                                      III.

     Central Maine is an electric utility primarily engaged in the transmission, sale, and distribution of electricity in the State of Maine and is incorporated in Maine. CMP holds all the common stock of Central Maine and also is incorporated in the State of Maine. Energy East is an investor-owned holding company incorporated in New York. Through its subsidiaries, Energy East is an energy delivery, products, and services company with operations in New York and several other northeastern States.

     According to Central Maine's October 6,1999, submittal (the "application"), on June 14, 1999, CMP and Energy East signed a definitive merger agreement for the acquisition of CMP by Energy East. To accomplish the acquisition, EE Merger Corporation, a Maine corporation that is a wholly owned subsidiary of Energy East, will merge with and into CMP, with CMP being the surviving corporation. Upon completion of the merger, CMP will become a wholly owned subsidiary of Energy East, with Energy East acquiring all of CMP's common stock. CMP will continue its corporate existence under the laws of the State of Maine, and CMP will continue to own all of Central Maine's common stock. The application notes, however, that in the event that the Securities and Exchange Commission does not permit Energy East to maintain CMP as an intermediate holding company, Energy East plans to hold Central Maine directly

     Whether Central Maine becomes directly or indirectly held by Energy East, Central Maine will continue to hold and to be the licensee for its 2.5-percent ownership interest in Millstone 3. In the case of either direct or indirect ownership by Energy East, an indirect transfer of the license to the extent it is held by Central Maine will occur as a result of the merger.

     Approval of the indirect license transfer was requested pursuant to 10 CFR 5ft80. Notice of the application for approval and an opportunity for a hearing was published in the Federal Register on November 16, 1999 (64 FR 62230). No hearing requests or written comments were filed.

     Under 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission shall give its consent in writing. Upon review of the information in the application and other information before the Commission, the NRC staff has determined that the subject merger will not affect the qualifications of Central Maine to hold the Millstone 3 license to the extent currently held, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant thereto, subject to the conditions set forth below. The foregoing findings are supported by a safety evaluation dated February 4. 2000.

                                       IV

     Accordingly, pursuant to Sections 161 b, 161 I, 1610, and 184 of the AEA, as amended, 42 USC ** 2201(b), 2201(i), 2201(o), and 2234; and 10 CFR 50.80, IT
IS HEREBY ORDERED that the license transfer referenced above is approved, subject to the following conditions:

     (1)Central  Maine  shall  provide  the  Director  of  the Office of Nuclear
Reactor

     Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Central Maine to its current or proposed direct or indirect parent or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding 10 percent (10%) of Central Maine's consolidated net utility plant, as recorded on Central Maine's books of account.

     The foregoing condition shall supersede Condition (1) of the Order dated June 2,1998. which approved the application regarding the restructuring of Central Maine by establishment of a holding company.

     (2) Should the proposed merger of CMP and Energy East not be completed by January 30, 2001, this Order shall become null and void, provided, however, on application and for good cause shown, such date may be extended.

     This  Order  is  effective  upon  issuance.

     For further details with respect to this Order, see the application dated October 6,1999, which is available for public inspection at the Commission's Public Document Room, the Gelman Building, 2120 L Street, NW., Washington, DC, and accessible electronically through the ADAMS Public Electronic Heading Room link at the NRC Web site http://www.nrc.gov.

     Dated  at  Rockville,  Maryland,  this  4th  day  of  February  2000.

                                      FOR  THE  NUCLEAR  REGULATORY  COMMISSION

                                      /S/  Samuel  J.  Collins
                                      -------------------
                                      Samuel  J.  Collins,  Director
                                      Office  of  Nuclear  Regulation

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                          WASHINGTON, D.C.  2O555-OOO1


          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION
          -------------------------------------------------------------

         PROPOSED MERGER OF CMP GROUP.  INCAND ENERGY EAST CORPORATION
         --------------------------------------------------------------

                     MILLSTONE NUCLEAR POWER STATION, UNIT 3
                     ---------------------------------------

                               DOCKET NO.  50-423
                               ------------------

1.0  INTRODUCTION
     ------------

By a letter dated October 6,1999, Central Maine Power Company (Central Maine), through counsel Arthur H. Domby of Troutman Sanders, requested that the U.S. Nuclear Regulatory Commission (NRC) determine that the proposed acquisition of Central Maine's parent, CMP Group, Inc. (CMP), by Energy East Corporation (Energy East) under a merger agreement between CMP and Energy East does not, in fact, constitute a transfer of Facility Operating License NPF-49 for the Millstone Nuclear Power Station, Unit 3 (Millstone 3), to the extent held by Central Maine in regard to Central Maine's 2.5-percent ownership interest in Millstone 3. The letter also requested if the NRC does find that the proposed acquisition of CMP constitutes an indirect transfer of Facility Operating License NPF-49 to the extent it is held by Central Maine, that the NRC consent to the indirect transfer of Central Maine's license to Energy East. Attachment A to the letter provided the NRC with additional information pertinent to this request for consent; therefore, the letter and its Attachment A are hereinafter referred to as the "application."

The NRC staff reviewed the application and determined that an indirect transfer of the license to the extent that it is held by Central Maine is involved and that approval of the application would be required prior to the indirect transfer. The staff informed Central Maine of this decision and of a Federal
                                                                         -------
Register  notice  pertaining  to  it  in  a  letter  dated  November  15,  1999.
--------

Central Maine is an electric utility primarily engaged in the transmission, sale, and distribution of electricity in the State of Maine and is incorporated in Maine. Central Maine is a subsidiary of CMP, which holds all the common stock of Central Maine and also is incorporated in the State of Maine. Energy East is an investor-owned holding company incorporated in New York. Through its subsidiaries, Energy East is an energy delivery, products, and services company with operations in New York and several other northeastern States.

On June 14,1999, CMP and Energy East signed a definitive merger agreement for the acquisition of CMP by Energy East. To accomplish the acquisition, EE Merger Corp., a Maine corporation that is a wholly owned subsidiary of Energy East, will merge with and into CMP, with CMP being the surviving corporation. Upon completion of the merger, CMP will become a wholly owned subsidiary of Energy East, with Energy East acquiring all of CMP's common stock CMP will continue its corporate existence under the laws of the State of Maine, and CMP will continue to own all of Central Maine's common stock. Central Maine's application noted, however, that in the event that the Securities and Exchange Commission does not permit Energy East to maintain CMP as an intermediate holding company, Energy East plans to hold Central Maine directly.

Whether Central Maine becomes directly or indirectly held by Energy East, Central Maine will continue to hold and to be the licensee for its 2.5-percent ownership interest in Millstone 3. In the case of either direct or indirect ownership by Energy East, an indirect transfer of the license to the extent it is held by Central Maine will occur as a result of the merger.

Northeast Nuclear Energy Corporation (NNECO), a co-owner of Millstone 3, has exclusive authority under the license to operate the facility. NNECO is not involved in the merger, and the application states that the merger will have no adverse impact on ownership or operation of Millstone 3 and that it will not change the managerial, technical, or financial qualifications of NNECO as the operator of Millstone 3. Also, the application states that the merger will not impact the revenues and expenses of Central Maine relative to the operation of Millstone 3 or the ability of Central Maine to fund its share of decommissioning funds for the facility.

In addition to its interest in Millstone 3, Central Maine is a minority shareholder in four companies, each of which owns, and is the licensee for, a nuclear plant in New England (the "Yankee Companies"). These four companies, and Central Maine's ownership interest in each and the nuclear plants owned by each, are as follows: a 4-percent interest in Vermont Yankee Nuclear Power Corporation (which owns the Vermont Yankee Nuclear Power Station); a 38-percent interest in Maine Yankee Atomic Power Company (which owns the Maine Yankee Atomic Power Station); a 9.5-percent interest in Yankee Atomic Electric Company (which owns the Yankee Nuclear Power Station); and a 6-percent interest in Connecticut Yankee Atomic Power Company (which owns the Haddam Neck. or Connecticut Yankee, Plant). (1)

The merger will be occurring during the transition period in Maine to a more competitive electric power industry. The Maine Electric Utility Restructuring Ad of 1997 (referred to herein as "the 1997 Maine Act") requires investor-owned utilities in Maine to do the following: (1) divest their non-nuclear generating assets and generation-related activities by March 1, 2000, at which time all Maine retail customers will have the right to purchase electric generation services directly from competitive providers; (2) limit their electric utility operations to transmission and distribution services after that date; and (3) create separate corporate entities for the marketing and sale of electricity to retail customers. During this transition period, the State of Maine is not requiring the sale of Central Maine's ownership interest in Millstone 3, but it does require that Central Maine sell the energy to which it is entitled to from Millstone 3 through bids from prospective buyers prior to March 1, 2000.

Pursuant to 10 CFR 50.80, no license shall be transferred, directly or indirectly, through the transfer of control of the license, unless the Commission shall give its consent in writing. Such

----------------------
     (1) Central Maine is not a licensee of any of the four nuclear facilities owned by the Yankee Companies and is a minority owner of each of these companies, so it does not directly control the plants or their licensed activities. No direct or indirect transfer of a license is involved for Central Maine with respect to any of these four nuclear facilities as a result of the merger, and, therefore, no NRC approval is required with regard to their licenses.

action is contingent upon the Commission's determination in indirect transfer cases that the underlying transaction, here the CMP and Energy East merger, will not affect the qualifications of the holder of the license, and that the transfer is otherwise consistent with applicable provisions of law, regulations, and orders of the Commission.

2.0  FINANCIAL  QUALIFICATIONS  ANALYSIS
     -----------------------------------

Following the merger, Central Maine will maintain its current ownership interest in Millstone 3 and will continue to be an "electric utility" as defined in 10 CFR 50.2 under the jurisdiction of State regulatory agencies and the Federal Energy Regulatory Commission. Under the terms of the merger, Central Maine will continue to be responsible for providing funds to decommission its portion of Millstone 3. The application states that the merger will not affect the ability of Central Maine to provide the funds necessary for its share of costs for the decontamination and decommissioning of Millstone 3 and that the 1997 Maine Act requires the Maine Public Utilities Commission to include "decommissioning expenses associated with a nuclear unit" in Central Maine's rates as "required by federal law, rule or order." Central Maine currently includes in its transmission and distribution revenue requirements (costs of service that are recovered through electric rates) the decommissioning trust fund payments for Millstone 3, and this inclusion will continue after the merger. As an electric utility, Central Maine is exempt from further financial qualifications review, pursuant to 10 CPA 50.33(f).

The application states that after the proposed merger is completed, Central Maine will remain subject to the condition regarding asset transfers in the NRC Order of June 2,1998. The wording of the condition in the 1998 Order should be modified for the current Order by replacing any reference to "CMP" in the 1998 Order with "Central Maine," and to reflect the new proposed corporate structure, so that the new condition for the current Order would read as follows:

     Central Maine shall provide the Director of the Office of Nuclear Reactor Regulation a copy of any application, at the time it is filed, to transfer (excluding grants of security interests or liens) from Central Maine to its current or proposed direct or indirect parent or to any other affiliated company, facilities for the production, transmission, or distribution of electric energy having a depreciated book value exceeding 10 percent (10%) of Central Maine's consolidated net utility plant, as recorded on Central Maine's books of account,

3.0  TECHNICAL  QUALIFICATIONS
     -------------------------

The application states that the "proposed transaction will not result in any change in the design or operation of Millstone Units, nor any change in the terms or conditions of the existing licenses or Technical Specifications related to the plant. The plant personnel having control over licensed activities will not change as a result of the transaction." The staff has no basis to conclude that the proposed merger and indirect license transfer will affect the technical qualifications of NNECO to perform its obligations under the license.

4.0  ANTITRUST  REVIEW
     -----------------

The Atomic Energy Act (AEA) does not require or authorize antitrust reviews of post-operating license transfer applications. Kansas Gas and Electric Co., et
                                                 -------------------------------
al.  (Wolf  Creek  Generating  Station,  Unit  1), CLI-99-19, 49 NRC 441 (1999).
---
Therefore, since the transfer application postdates the issuance of the Millstone 3 operating license, no antitrust review is required or authorized.

5.0  FOREIGN  OWNERSHIP.  CONTROL  OR  DOMINATION
     --------------------------------------------

Section 1 03d of the AEA prohibits the Commission from issuing a license for a nuclear power plant under Section 103 to "any corporation or other entity if the Commission knows or has reason to believe it is owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government." Central Maine, CMP, and Energy East are all U,S. corporations, and all of the current officers and directors of these three companies are U.S. citizens. Currently, the shares of Central Maine common stock are held by CMP, and the shares of CMP common stock are widely held. The shares of Energy East common stock are also widely held. The staff does not know or have any reason to believe that any of these three companies are now, or will be following the proposed merger, owned, controlled, or dominated by an alien, foreign corporation, or foreign government.

6.0  ENVIRONMENTAL  CONSIDERATION
     ----------------------------

The subject application is for approval of the indirect transfer of a license issued by the NRC. Accordingly, the action involved meets the eligibility criteria for categorical exclusion set forth in 10 CFR 50.22(c)(21). Pursuant to 10 CFR 51.22(b), no environmental impact statement or environmental assessment need be prepared in connection with approval of the application.

7.0  CONCLUSIONS
     -----------

In view of the foregoing discussion, the staff concludes that the proposed merger that would effect an indirect transfer of the operating license for Millstone 3 to Energy East with respect to Central Maine's 2.5-percent ownership interest in Millstone 3 will not adversely affect either the technical qualifications of the Millstone 3 management and staff to operate that facility or the financial qualifications of Central Maine with respect to its ongoing provision of its share of funds for the operation and eventual decommissioning of Millstone 3. Also, there do not appear to be any problematic foreign ownership considerations related to the proposed merger. Accordingly, the staff concludes that Central Maine will remain qualified to hold the license with respect to its 2.5-percent ownership interest in Millstone 3 following the proposed merger of CMP and Energy East, and that the indirect transfer of the license, to the extent effected by the proposed merger, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission pursuant thereto, subject to the condition regarding asset transfers discussed above.


Principal  Contributor:  A.  McKeigney

Date:  February  4,  2000


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